United States securities and exchange commission logo





                     May 29, 2020

       Pierre R. Breber
       Vice President and Chief Financial Officer
       Chevron Corporation
       6001 Bollinger Canyon Road
       San Ramon, California 94583-2324

                                                        Re: Chevron Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 21,
2020
                                                            File No. 1-00368

       Dear Mr. Breber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation